Exhibit 99.1

The Oncology Institute Announces Addition of Board Member Mark Stolper

CERRITOS, Calif., January 5, 2026 (GLOBE NEWSWIRE) – The Oncology Institute, Inc. (“TOI”) (NASDAQ: TOI), one of the largest value-based oncology groups in the United States, today announced that Mark Stolper has joined the Board of Directors, effective January 2, 2026. Mark brings significant public company experience as the current CFO of RadNet, Inc. (NASDAQ: RDNT) since 2004. He also has deep experience in the PPM and oncology space outside of radiology as a current board member of Envision Healthcare and previously 21st Century Oncology Holdings, Inc.

“We are ecstatic to have a seasoned public company CFO like Mark join our board,” said Anne McGeorge, Chairman of the Board of TOI. “Mark brings tremendous experience in capital markets, financial planning and payor strategy that will be invaluable to TOI in our next phase of growth.”

“I couldn’t be more excited to join TOI as a board member,” commented Mark. “TOI’s mission to address the financial toxicity of cancer care while empowering patients is critically important at this time in healthcare, and I believe they are well poised for continued growth and success in upcoming years.”

About The Oncology Institute
Founded in 2007, The Oncology Institute (NASDAQ: TOI) is advancing oncology by delivering highly specialized, value-based cancer care in the community setting. TOI offers cutting-edge, evidence-based cancer care to a population of approximately 1.9 million patients, including clinical trials, transfusions, and other care delivery models traditionally associated with the most advanced care delivery organizations. With over 180 employed and affiliate clinicians and over 100 clinics and affiliate locations of care across five states and growing, TOI is changing oncology for the better. For more information, visit www.theoncologyinstitute.com

Contacts

Media

The Oncology Institute, Inc.
marketing@theoncologyinstitute.com

Investors

ICR Healthcare
TOI@icrhealthcare.com